SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported) February 15, 2001


                            Global Technologies, Ltd.
             (Exact Name of Registrant as specified in its charter)


          Delaware                      0-25668                  86-0970492
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)


The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA        19103
            (Address of Principal Executive Offices)                  (Zip Code)


        Registrant's telephone number, including area code (215) 972-8191


          (Former Name or Former Address, if Changed Since Last Report)

                    INFORMATION TO BE INCLUDED IN THIS REPORT

ITEM 2. DISPOSITION OF ASSETS.

     Global Technologies, Ltd. ("Global") recently entered into a Settlement Agreement with Advantage Fund II Ltd. ("Advantage") and Koch Investment Group Ltd. ("Koch"). Between February 2000 and October 2000, Advantage and Koch invested an aggregate of $21.0 million into Global.

     The first investment occurred on February 16, 2000 in which Global issued $10.0 million of its Series C 5% Convertible Preferred Stock (the "Preferred Stock") to Advantage and Koch. On June 8, 2000, Global issued $4.0 million of secured convertible notes to Advantage and Koch. Global subsequently redeemed $3.0 million of these notes and Koch converted the remaining $1.0 million, thus, these notes were satisfied in full and canceled as of October 25, 2000. On October 3, 2000, Global issued an additional $7.0 million of secured convertible notes (the "October Notes") to Advantage and Koch. These notes were secured by a pledge of 866,538 shares of common stock of U.S. Wireless Corporation ("Common Stock") owned by Global.

     The terms of the Stock Pledge Agreement executed and delivered in connection with issuance of the October Notes required that Global maintain collateral coverage of 150%, and, in the event that such coverage fell below 150%, that Global deliver additional shares of Common Stock so as to bring the collateral coverage back to 200%.

     The price per share of Common Stock fell such that the collateral coverage under the Stock Pledge Agreement fell below the 150% threshold, and, in response to such occurrence, Advantage and Koch requested that Global deposit additional shares of Common Stock to remedy such deficiency.

     Global and the investors engaged in negotiations regarding the deposit of additional shares of Common Stock, but such negotiations terminated without resolution. Advantage and Koch ultimately filed a complaint (the "Complaint") and obtained a Temporary Restraining Order ("TRO") prohibiting Global and its Chairman and Chief Executive Officer from selling, conveying, pledging or otherwise transferring any shares of Common Stock until resolution of the matters covered in the Complaint and dissolution of the TRO.

     Ultimately, Global and Advantage and Koch have agreed to resolve their differences pursuant to a Settlement Agreement that provides in general for the following:

      * Global transfers ownership of an aggregate of 1,380,000 shares of Common Stock to Advantage and Koch in return for the October Notes and related Stock Pledge Agreement being deemed satisfied in full and canceled (the "Share Transfer");

      * The Preferred Stock be amended such that it may convert into no more than 18.5% (approximately 1.99 million shares) of Global's Class A common stock outstanding on the date of execution of the Settlement Agreement (the "Execution Date");

      * Global registers for resale the shares of Class A common stock into which the Preferred Stock converts that are not already registered for resale;

      * Global issues unsecured, non-convertible notes to Advantage (in the principal amount of $4,800,000) and Koch (in the principal amount of $3,200,000);

      * The warrants held by Advantage (warrants to purchase 123,055 shares of Global) and Koch (warrants to purchase 102,870 shares of Global) be re-priced so that the exercise prices thereof equal 115% of market on the day prior to the Execution Date;

      *  The Complaint be dismissed with prejudice and the TRO be dissolved; and

      *  Global, Advantage and Koch exchange mutual releases.

     The Settlement Agreement and ancillary documents were executed as of January 31, 2001, however, they were held in escrow and not delivered until their effectiveness upon consummation of the Share Transfer on February 15, 2001.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GLOBAL TECHNOLOGIES, LTD.



Dated: February 20, 2001                By: /s/ Patrick J. Fodale
                                            ------------------------------------
                                            Name:  Patrick J. Fodale
                                            Title: Vice President and
                                                   Chief Financial Officer

                                Index to Exhibits

No.                                Description
---                                -----------
10.1 Settlement Agreement by and among Registrant, Advantage Fund II Ltd and Koch Investment Group Ltd.*

10.2 Note Issued by Registrant to Advantage Fund II Ltd in Principal Amount of $4,800,000.*

10.3 Note Issued by Registrant to Koch Investment Group Ltd. in Principal Amount of $3,200,000.*

10.4 Release Among Registrant, Advantage Fund II Ltd and Koch Investment Group Ltd.*

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* Filed herewith.